EXHIBIT 4.6

                                        November 9, 1994

          S-3, Inc.
          Michael W. Simpson
          Hatton W. Simpson
          Gerald H. Simpson

          c/o S-3, Inc.
          1122 W. Fifth Street
          Tyler, TX  75701-3832

               Reference is made to the letter agreement (the "Letter") between Eckerd Corporation and the other parties thereto dated November 9, 1994. Capitalized terms used herein without definition shall have the meanings given to them in the Letter. Pursuant to paragraph (4) of the Letter, the Selling Stockholders are prohibited from disposing of Shares pursuant to the Registration Statement during the time period specified in paragraph (4) of the Letter (such time period being referred to as a "Blackout Period"). The parties hereto agree that if, during a Blackout Period, the Selling
          Stockholders: (a) send the Company written notice (via facsimile transmission or overnight delivery) of their desire to sell Shares which notice sets forth the number of Shares proposed to be sold and the name(s) of the Selling Stockholder(s) desiring to sell, and (b) sell the Shares identified in the foregoing notice on the first business day after the later of (x) the date on which the Selling Stockholders actually receive notice of the expiration of the Blackout Period, or (y) the actual expiration of the Blackout Period, then, upon the Company's receipt of written confirmation of the sale of such Shares from the Selling Stockholders on such day, the Company shall pay the Selling Stockholders the amount, if any, by which the closing price of the Company's Common Stock on the New York Stock Exchange on the date the Selling Stockholders give the notice described in (a) above exceeds the sales price (before commissions) actually received by the Selling Stockholders in connection with the sale of the Shares.

               Please indicate your acceptance of the foregoing by signing and returning the enclosed five copies to the undersigned as soon as possible.

                                        Very truly yours,

                                        ECKERD CORPORATION

                                        By: /s/ Samuel G. Wright
                                           Name:  Samuel G. Wright
                                           Title: Senior Vice
                                                  President/Finance


          Accepted and agreed to as of this 10th day of November, 1994

          S-3, Inc.

          By: /s/ M. W. Simpson
          Name: M. W. Simpson
          Title: President

          OTHER SELLING STOCKHOLDERS:

          By: /s/ Michael W. Simpson
          Name: Michael W. Simpson

          By: /s/ Hatton W. Simpson
          Name: Hatton W. Simpson

          By: /s/ Gerald H. Simpson
          Name: Gerald H. Simpson